Exhibit 99.1

CONTACTS
Robin Smith	Stanley Wunderlich/Daniel Stepanek
CEO, Phase III Medical, Inc.	Consulting for Strategic Growth 1
Tel: (212) 581-5150	Tel: (800) 625-2236/ (212) 896-1206
Fax: (212) 581-5198	Fax: (212) 337-8089
E-mail: rsmith@neostem.com	Emails: info@cfsg1.com
Web site: www.neostem.com	dstepanek@cfsg1.com
Web site: www.cfsg1.com

FOR IMMEDIATE RELEASE

PHASE III MEDICAL, INC. SHAREHOLDERS CHANGE COMPANY NAME
TO  NEOSTEM, INC. AND APPROVE REVERSE SPLIT OF COMMON STOCK

NEW YORK, August 30, 2006—Phase III Medical, Inc. (OTCBB:PHSM), pioneering Autologous Adult Stem Cell (ASC) collection and banking services for the general population for long term storage for multiple therapeutic uses, today announced that shareholders at the Company’s Annual Meeting held on August 29, 2006 approved the change of the Company’s name to NeoStem, Inc. and approved a reverse split of the Company’s Common Stock at a ratio of one-for-ten shares.

The name change and reverse stock split will become effective on August 31, 2006.  Also on August 31, 2006, the Company will begin trading under its new trading symbol:  OTCBB:NEOI.  Shareholders will receive a letter of transmittal from the Company instructing them on how to obtain a new stock certificate representing their shares on a post-split basis; this information is also available on the Company’s website: www.neostem.com.

Since acquiring NeoStem, Inc. in January 2006, the Company has focused its business on the commercial development of NeoStem’s services of collecting, processing and storing adult stem cells for autologous use, where donor and recipient are the same — “Your cells for your use.”  Accordingly, the change of name better describes the Company’s new business.  Reasons for the reverse stock split, as stated in the Proxy Statement utilized in connection with the Annual Meeting, included (i) to raise the per share market price to facilitate future financing or to be able to use its capital stock in acquisitions, and (ii) to be able to consider a future Nasdaq or other listing for its shares.

In addition, at the Annual Meeting, the stockholders approved the re-election of four members to the Board of Directors (Robin L. Smith, MD, MBA; Mark Weinreb: Wayne Marasco, MD; and Joseph D. Zuckerman, MD), as well as other Company business described in the Proxy Statement.

Dr. Robin L. Smith, the Company’s CEO, said, “Over the past few months, we have positioned ourselves for growth.  Our achievements have included licensing by the State of California

Department of Health Services of our first peripheral-blood stem cell bank, located in Los Angeles; the hiring of Abner Mhashilkar, Ph.D. as Director of Stem Cell Banking and Clinical Applications and the closing of financings.  Regenerative treatments using adult stem cell therapies for numerous diseases as well as radiation sickness and wound healing are developing rapidly as Americans and others focus on regenerative medicine. We are the first company to enable adults to preserve their own stem cells for multiple uses for treatment in the future.  We are currently seeking to develop alliances with a wide range of medical institutions, physicians, and pharmaceutical companies to bring our collection services to people in all parts of the nation.”

About NeoStem, Inc.

NeoStem, Inc., (OTCBB:NEOI) and formerly Phase III Medical, Inc.  (OTCBB: PHSM), is an innovative, publicly traded company positioned to become a leader in the adult stem cell field and to capitalize on the increasing importance adult stem cells are expected to play in the future of regenerative medicine.

Using its proprietary process, NeoStem provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use, as needed, in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bio-terrorist attack.  Adult stem cell therapy has also been used for many years in treating blood cancer. Further potential uses include regenerative therapies for wound healing, autoimmune diseases such as multiple sclerosis and lupus, and age-related degenerative musculoskeletal diseases .

NeoStem uses the least invasive form of collection called apheresis, a well known safe procedure that extracts stem cells from an adult’s peripheral blood.  Once collected, NeoStem’s storage process allows the cells to be cryo-preserved during an individual’s lifetime for use when needed.  The management, Board of Directors and Advisors of NeoStem collectively have significant technical, medical and scientific expertise as well as substantial experience in life science marketing and business development.

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s ability to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of NeoStem’s business.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  The Company’ s ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control;(iv) scientific and medical developments beyond  the Company’s control and (v) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”

Pursuant to a July 1, 2006 agreement, Consulting For Strategic Growth I, Ltd. (“CFSG1”) provides the Company with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1’s receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.